UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: December 15, 2011

Date of Earliest Event Reported: December 13, 2011

Constellation Energy Partners LLC

(Exact name of registrant as specified in its charter)

Delaware	001-33147	11-3742489
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1801 Main Street, Suite 1300 Houston, TX	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 308-3700

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On December 15, 2011, Constellation Energy Partners LLC (the “Company”) issued a news release announcing that it had closed the previously announced purchase of the net profits interest (“NPI”) held by Torch Energy Royalty Trust (“Trust”) for $1.0 million.

A copy of the news release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

In accordance with General Instruction B.2 of Form 8-K, the information contained in this report shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information and Exhibit be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except as shall be expressly set forth by specific reference in such filing.

Item 8.01 Other Events.

Torch Royalty NPI Litigation Settlement and Class D Liquidation Amount

During 2011, we entered into a final settlement agreement with the parties to the Torch derivative litigation. The settlement agreement provided for a settlement of all claims in the lawsuit, a payment by us of $1.2 million to reimburse Trust Venture for its fees and expenses in prosecuting the lawsuit and an offer by us to purchase the NPI from the Trust for $1.0 million. We were the successful bidder in the public auction to acquire the NPI for $1.0 million and the NPI was assigned to us by the Trust on December 13, 2011. We intend to extinguish the NPI upon filing the assignment of record in Alabama. Upon its extinguishment, the NPI will no longer burden our properties in the Robinson’s Bend Field. Concurrently, the capital account balance associated with the $6.7 million in unpaid Class D distributions will be reduced to zero. The Class D interests will remain outstanding, however, until the liquidation of CEP, but will be entitled to no distributions and a zero liquidation amount.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.1	News Release dated December 15, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSTELLATION ENERGY PARTNERS LLC

Date: December 15, 2011	By:	/s/ Charles C. Ward
Charles C. Ward
Chief Financial Officer and Treasurer